EXHIBIT D-3

                88 FERC  PARAGRAPH 61,303

                 UNITED STATES OF AMERICA
           FEDERAL ENERGY REGULATORY COMMISSION


Before Commissioners:    James J. Hoecker, Chairman;
               Vicky A. Bailey, William L. Massey,
               Linda Breathitt, and Curt Hebert Jr.


Allegheny Energy Supply Company              Docket No. ER99-4020-000


                ORDER ACCEPTING FOR FILING
                PROPOSED MARKET-BASED RATES

                (Issued September 30, 1999)

    In this order, we accept for filing, without hearing or suspension, the proposed market-based power sales rates filed by Allegheny Energy Supply Company
(AE Supply).

Background

    AE Supply is a subsidiary of Allegheny Energy, Inc. (Allegheny), the registered holding company for Monongahela Power Company, Potomac Edison
Company and West Penn Power Company (West Penn)
(collectively, APS Operating Companies). Allegheny is planning to transfer all of West Penn's generating units to AE Supply. On August 6, 1999,
AE Supply filed an application seeking
authorization to sell electric energy and capacity to the APS Operating Companies and others for resale at market-based rates. Among other things, AE Supply requests the same waivers and authorizations as those afforded to other power marketers with market-based rate authorization.

    Notice of AE Supply's filing was published in the Federal Register, 64 Fed. Reg.
45,527 (1999), with comments, protests and interventions due on or before August 26, 1999.

Docket No. ER99-4020-000      -2-


Discussion


Market-Based Rates

    The Commission allows power sales at market-based rates if the seller and its affiliates do not have, or have adequately mitigated, market power in generation and transmission and cannot erect other barriers to entry. In order for an affiliate of a transmission-owning public utility to demonstrate the absence or mitigation of market power, the public utility must have on file with the Commission an open access transmission tariff for the provision of comparable services. The Commission also considers whether there is evidence of affiliate abuse or reciprocal dealing.1

    As we explain below, we find that with the APS
Operating Companies' filing of an open access pro forma compliance transmission tariff,2 AE Supply's market-based rate application meets these standards. Accordingly, we will accept the proposed market-based rates for filing, to become effective on August 15, 1999, as requested, without suspension or hearing.

    1. Generation Market Power

    AE Supply currently owns no generating units.
However, as mentioned earlier, it will eventually acquire all of West Penn's generating units. In support of its market-based rate application, AE
Supply submitted a generation dominance analysis. Our review indicates that the APS Operating Companies' market share of installed and


______________________

    [FN]<1>E.g,. Progress Power Marketing, Inc., 76 FERC
 61,155 at 61,919 (1996); Northwest Power
Marketing Company, L.L.C., 75 FERC  61,281 at
61,889 (1996); accord Heartland Energy Services,
Inc., et al., 68 FERC  61,223 at 62,062-63 (1994)
(Heartland).

    [FN]<2> See Promoting Wholesale Competition Through
Open Access Nondiscriminatory Transmission Services
by Public Utilities and Recovery of Stranded Costs by
Public Utilities and Transmitting Utilities, Order
No. 888, 61 Fed. Reg. 21,540 (1996), FERC Stats. &
Regs.  31,036 at 31,656-57 (1996), order on reh'g,
Order No. 888-A, 62 Fed
Reg. 12,274 (1997), FERC Stats. & Regs.  31,048
(1997), order on reh'g, Order No.
888-B, 81 FERC  61,248 (1997), order on reh'g, Order
No. 888-C, 82 FERC  61,046 (1998) (Open Access
Rule).



Docket No. ER99-4020-000      -3-


uncommitted capacity will not exceed levels the Commission previously has found to be acceptable.3

    Accordingly, we find that AE Supply meets the Commission's generation market power standard for approval of market-based rates.

    2. Transmission Market Power

    When an affiliate of a transmission-owning public utility seeks authorization to charge market-based rates, the Commission has required the public utility to have an open access transmission tariff on file before granting such authorization.4 The APS
Operating Companies filed an open access pro forma compliance tariff in Docket No. OA96-18-000.

    Accordingly, we find that AE Supply meets the Commission's transmission market power standard for approval of market-based rates.

    3. Other Barriers to Entry/Reciprocal Dealing

    We are satisfied with AE Supply's explanation that there are no other barriers to entry or reciprocal dealing considerations of concern here.

    4. Affiliate Abuse

    AE Supply's proposed market-based rate tariff provides for the sale of energy and capacity to the APS Operating Companies at a price not to exceed the hourly market price index posted at the Allegheny Power-PJM interface. AE Supply states that capping the sales price at a regional index price provides adequate protection against affiliate abuse.





____________________

    [FN]<3>See e.g., Louisville Gas & Electric Company, 62 FERC
     61,016 at 61,146
    (1993)

    [FN]<4>See e.g., Open Access Rule, FERC Stats. & Regs. at
    31,656-57; accord Southern Company Services, Inc., et al., 71 FERC 61,392 at 62,536 (1995);
    Heartland, 68 FERC at 62,059-60.



Docket No. ER99-4020-000      -4-


   In FirstEnergy Trading Services, Inc.
(FirstEnergy),5 the Commission reiterated that tying the price of an affiliate transaction, where a power marketer sells to an affiliated franchised utility, to an established, relevant market price adequately mitigates any affiliate abuse concerns.6 AE Supply's use of the price at the Allegheny Power-PJM interface meets this condition.

    In addition, AE Supply has submitted a code of conduct governing affiliate transactions that satisfies the Commissions affiliate abuse requirements for market-based rate authorization, including those concerning the pricing of affiliate sales or purchases of non-power goods and services.

    With these safeguards, we are satisfied with AE
Supply's explanation that there are no affiliate abuse considerations of concern here.

    Waivers, Authorizations and Reporting Requirements

    AE Supply requests the following waivers and authorizations consistent with those granted to other power marketers with market-based rate authorization:
(1) waiver of the filing requirements of Subparts B and C of Part 35, except sections 35.12(a), 35.13(b),
35.15 and 35.16; (2) waiver of the accounting and other requirements of Parts 41, 101 and 141; (3) abbreviated filings with respect to interlocking directorates under Parts 45 and 46; and (4) blanket authorization for issuances of securities or assumptions of liabilities pursuant to section 204 of the FPA, 16
U.S.C. 824c (1994), and Part 34 of the Commission's regulations. We will grant AE Supply the requested waivers and authorizations to the extent granted to other power marketers.

    Consistent with the procedures we have adopted in other cases, AE Supply may file umbrella service agreements for short-term power sales (one year or less) within 30

_______________________

    [FN]<5>88 FERC 61,067 (1999). FirstEnergy Trading purchases power in the Pennsylvania-New Jersey-
Maryland (PJM) market for FirstEnergy's retail suppliers under the Pennsylvania retail access program. As these retail suppliers may not need all of the supply FirstEnergy Trading acquired, FirstEnergy Trading received approval of a power sales contract which would allow FirstEnergy Trading to sell power and energy at market-based rates to FirstEnergy's operating companies from time to time for periods of no longer than 30 days. The sales would be at a price not to exceed the prevailing hourly locational price of electricity at the FirstEnergy-PJM interface, as determined by PJM, for the hours of the particular transaction.

    [FN]<6>See, e. g., GPU Advanced Resources, Inc., 81 FERC
61,335 at 62,539 (1997).



Docket No. ER99-4020-000      -5-



days or less of the date of commencement of short-term service, to be followed by quarterly transaction summaries of specific sales. For long-term transactions (longer than one year), AE Supply must submit the actual individual service agreement for each transaction within 30 days of the date of commencement of service. 7

    To ensure clear identification of filings, and in order to facilitate the orderly maintenance of the Commission's files and public access to documents, long term transaction service agreements should not be filed together with short-term transaction summaries.

    In addition, we will direct AE Supply to inform the Commission promptly of any change in status that would reflect a departure from the characteristics the Commission has relied upon in approving market-based pricing.
These include, but are not limited to: (1) ownership of generation or transmission facilities or inputs to electric power production other than fuel supplies;
or (2) affiliation with any entity not disclosed in the filing that owns generation or transmission facilities or inputs to electric power production, or affiliation with any entity that has a franchised service area.8
Alternatively, AE Supply may elect to report such changes with the updated market analysis it will be required to file every three years.9

    We find good cause to grant AE Supply's request for waiver of the Commission's 60-day prior notice requirement, 10 and we will allow the market-based rate filing to become effective on August 15, 1999, as requested.

The Commission orders:

    (A) AE Supply's market-based power sales tariff is hereby accepted for filing, to become effective on August 15, 1999.

______________________

    [FN]<7>See e. g. Southern Company Services, Inc., 75 FERC
61,130 at 61,444-45
(1996), clarified, 75 FERC  61,353 (1996); Plum Street
Energy Marketing, Inc., et al.,
76 FERC  61,319 at 62,556 (1996).

    [FN]<8>See e g., Morgan Stanley Capital Group, Inc., 69
    FERC  61,175 at 61,695 (1994), order on reh'g, 72 FERC
    61,082 (1995); InterCoast Power Marketing Company,
    68 FERC  61,248 at 62,134, clarified, 68 FERC  61,324
    (1994).

    [FN]<9>We reserve the right to require such an analysis at any time.

    [FN]<10>See Central Hudson Gas & Electric Corporation, 60
    FERC  61,106, order on reh'g, 61 FERC  61,089 (1992).



Docket No. ER99-4020-000      -6-



    (B) AE Supply's request for waiver of Parts 41, 101
and 141 of the Commission's regulations, with the
exception of 18 C.F.R.   141.14, .15 (1999), is hereby
granted.
Licensees remain obligated to file the Form No. 80 and the Annual Conveyance Report.

    (C) Within 30 days of the date of issuance of Us order, any person desiring to be heard or to protest the Commission's blanket approval of issuances of securities or assumptions of liabilities by AE Supply should file a motion to intervene or protest with the Federal
Energy Regulatory Commission, 888 First Street, N.E.,
Washington, D.C.
20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure, 18 C.F.R.
385.211 and 385.214 (1996).

    (D) Absent a request to be heard within the period set forth in Ordering Paragraph (C) above, AE
Supply is hereby authorized to issue securities and assume obligations and liabilities as guarantor, endorser, surety, or otherwise in respect of any security of another person; provided that such issue or assumption is for some lawful object within the corporate purposes of AE Supply, compatible with the public interest and reasonably necessary or appropriate for such purposes.

    (E) Until further order of this Commission, the full requirements of Part 45 of the Commission's regulations, except as noted, are hereby waived with respect to any person now holding or who may hold an otherwise proscribed interlocking directorate involving AE Supply. Any such person instead shall file a sworn application providing the following information:

    (1) full name and business address; and

    (2) all jurisdictional interlocks, identifying the affected companies and the positions held by that person.

    (F) The Commission reserves the right to modify this order to require a further showing that neither public nor private interests will be adversely affected by continued Commission approval of AE
Supply's issuances of securities or assumptions of liabilities, or by the continued holding of any affected interlocks.

    (G) AE Supply's request for waiver of the provisions of Subparts B and C of Part 35 of the Commission's regulations, with the exception of sections 35.12(a), 35.13(b),
35.15 and 35.16, is hereby granted.

    (H) AE Supply is hereby directed to conform with the filing and reporting requirements specified in this order. The first quarterly report of transactions undertaken

Docket No. ER99-4020-000      -7-



by AE Supply under its market-based power sales tariff will be due within 30 days of the calendar quarter ending September 30, 1999.

    (1) AE Supply is hereby directed to file an updated market analysis within three years of the date of this order, and every three years thereafter.

    (J) AE Supply is hereby directed to inform the Commission promptly of any change in status that would reflect a departure from the characteristics that the Commission has relied upon in approving market-based pricing. Alternatively, as discussed in the body of this order, AE Supply may elect to report any such changes every three years with the updated market analysis filed pursuant to Ordering
Paragraph (1) above. AE Supply is hereby directed to notify the Commission of which option it elects in its first quarterly report filed pursuant to Ordering Paragraph (H) above.

    (K) AE Supply is hereby informed of the
following rate schedule designation: Allegheny
Energy Supply Company, FERC Electric Tariff,
Original Volume No. 1, (Original Sheet Nos. 1-7),
Market-Based Rate Tariff and Code of Conduct.

By the Commission.

( S E A L )



                           Linwood A. Watson, Jr.
                                Acting Secretary.